EXHIBIT 4.4

SAFEWAY INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 2.2 AND 10.4 OF THE INDENTURE

Robert L. Edwards and Bradley S. Fox do hereby certify that they are the Executive Vice President and Chief Financial Officer, and the Vice President and Treasurer, respectively, of Safeway Inc., a Delaware corporation (the “Company”), and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on July 2, 2002 and July 23, 2004 (the “Resolutions”), and in accordance with Sections 2.2 and 10.4 of the Indenture (the “Indenture”) dated as of September 10, 1997 between the Company and The Bank of New York, as trustee (the “Trustee”), as follows:

1. Attached hereto as Annex A is a true and correct copy of a specimen note (the “Form of Note”) representing the Company’s 6.35% Notes Due 2017 (the “Notes”). The Notes are a separate series of Securities under the Indenture.

The Company is issuing initially $500 million aggregate principal amount of the Notes. The Company may issue additional Notes from time to time after the date hereof, and such additional Notes will be treated as a single class with the previously issued Notes for all purposes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to such Notes.

2. The Form of Note sets forth certain of the terms required to be set forth in this certificate pursuant to Section 2.2 of the Indenture, and said terms are incorporated herein by reference. The Notes were issued at the initial public offering price of 99.942% of principal amount.

3. In addition to the covenants set forth in Article IV of the Indenture, the Notes shall include the following additional covenants, and such additional covenants shall be subject to covenant defeasance pursuant to Section 8.4 of the Indenture:

“Section 4.7 Limitation on Liens.

The Company shall not, nor shall it permit any of its Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the Company, without effectively providing that the Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of August 17, 2007 (the “Closing Date”); (ii) Liens granted after the Closing Date on any assets or properties of the Company or any of its Subsidiaries securing Indebtedness of the Company created in favor of the Holders of the Notes; (iii) Liens securing Indebtedness of the Company which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (iv), provided that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing the Notes, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 10% of Consolidated Net Tangible Assets or (ii) $350,000,000.

Section 4.8 Limitation on Sale and Lease-Back Transactions.

The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries (except such transactions (i) entered into prior to the Closing Date or (ii) for the sale and leasing back of any property or asset by a Subsidiary of the Company to the Company or (iii) involving leases for less than three years or (iv) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset) unless (a) the Company or such Subsidiary would be entitled under Section 4.7 to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the Notes or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of Indebtedness of the Company or a Subsidiary of the Company which by its terms matures not earlier than one year after the date of such repayment.

Section 4.9 Offer to Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described in the Notes, the Company will make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes. In the Change of Control Offer, the Company will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will mail a notice to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under this Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of any such conflict.”

4. In addition to the Events of Default set forth in Section 6.1 of the Indenture, the Notes shall include the following additional Event of Default, which shall be deemed an Event of Default under Section 6.1(g) of the Indenture:

“acceleration of $150,000,000 or more, individually or in the aggregate, in principal amount of Indebtedness of the Company under the terms of the instrument under which such Indebtedness is issued or secured, except as a result of compliance with applicable laws, orders or decrees, if such Indebtedness shall not have been discharged or such acceleration is not annulled within 10 days after written notice.”

5. In addition to the definitions set forth in Article I of the Indenture, the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding Securities issued under the Indenture determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Bank Credit Agreement” means the Credit Agreement dated as of June 1, 2005 by and among Safeway Inc. and Canada Safeway Limited, as borrowers, Banc of America Securities

LLC and J.P. Morgan Securities Inc., as joint lead arrangers, Deutsche Bank AG New York Branch, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, National Association, Citicorp USA, Inc. and BNP Paribas, as co-syndication agents, U.S. National Bank Association, as documentation agent, and the lenders that are parties thereto, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (3) the first day on which a majority of the members of the Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the times of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

“Exempted Debt” means the sum of the following as of the date of determination: (i) Indebtedness of the Company incurred after the Closing Date and secured by Liens not otherwise permitted by the first sentence under Section 4.7, and (ii) Attributable Liens of the Company and its Subsidiaries in respect of sale and lease-back transactions entered into after the Closing Date, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under Section 4.8. For purposes of determining whether or not a sale and lease-back transaction is “permitted” by Section 4.8, the last paragraph under Section 4.7 (creating an exception for Exempted Debt) will be disregarded.

“Fitch” means Fitch Ratings.

“Indebtedness” of any person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Interest Swap Obligations” means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in interest rates.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such person is a party.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Liens” means (i) Liens securing Indebtedness of the Company under the Bank Credit Agreement and any initial or subsequent renewal, extension, refinancing, replacement or refunding thereof; (ii) Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing Indebtedness of the Company; (iii) Liens on any asset of the Company, any Subsidiary of the Company, or any Joint Venture to which the Company or any of its Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations; (iv)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of the Company of any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vi) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (vii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens on key-man life insurance policies granted to secure Indebtedness of the Company against the cash surrender value thereof; (ix) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the Company under Interest Swap Obligations and Currency Agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (xi) Liens in favor of the Company or any Subsidiary of the Company.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies, and the Notes are rated below an investment grade rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

6. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

7. Attached hereto as Annex B are true and correct copies of the Resolutions.

8. The Notes shall be issued as Global Securities (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture) and The Depository Trust Company shall be Depository for the Notes.

9. Attached hereto as Annex C is a true and correct copy of the letter addressed to the Trustee entitling the Trustee to rely on the Opinion of Counsel attached thereto, which Opinion relates to the Notes and complies with Section 10.4(b) of the Indenture.

10. Each of the undersigned has reviewed the provisions of the Indenture, including the covenants and conditions precedent pertaining to the issuance of the Notes.

11. In connection with this certificate each of the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

12. Each of the undersigned has made such examination and investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the covenants and conditions precedent of the Indenture pertaining to the issuance of the Notes have been satisfied.

13. In our opinion all of the covenants and conditions precedent provided for in the Indenture for the issuance of the Notes have been satisfied.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

IN WITNESS WHEREOF, each of the undersigned officers has executed this certificate this 17th day of August, 2007.

/s/ Robert L. Edwards
Robert L. Edwards
Executive Vice President and Chief Financial Officer

/s/ Bradley S. Fox
Bradley S. Fox
Vice President and Treasurer

Signature Page to Officers’ Certificate Pursuant to the Indenture

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SAFEWAY INC.

6.35% Note Due 2017

No.	$500,000,000

CUSIP No. 786514 BP 3

SAFEWAY INC., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received promises to pay to

	CEDE & CO.	, or registered assigns,

the principal sum of	FIVE HUNDRED MILLION	DOLLARS

on August 15, 2017, and to pay interest thereon from August 17, 2007, or the most recent interest payment date to which interest has been paid or provided for, as the case may be, payable on February 15 and August 15 (each, an “Interest Payment Date”), beginning February 15, 2008, at the rate of 6.35% per annum, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest is permitted by law) to pay interest at the rate per annum borne by this Security on any overdue principal and on any overdue installment of interest until paid. If any Interest Payment Date falls on a date that is not a Business Day, interest will be paid on the next succeeding Business Day. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, except as otherwise provided in the Indenture, be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the February 1 and August 1, respectively (whether or not a Business Day), immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Trustee and the Holders not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner. Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

Principal of and interest on the Securities will be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The transfer of the Securities will be registrable, the Securities may be presented for exchange, and notices and demands to or upon the Company in respect of this Security and the Indenture may be served, at the office or agency of the Company maintained for such purpose (which initially will be The Bank of New York Trust Company, N.A. at 700 South Flower Street, Suite 500, Los Angeles, CA 90017, Attention: Corporate Trust Administration); provided that, unless all of the outstanding Securities are Global Securities, the Company will at all times maintain an office or agency for such purposes in Los Angeles, California; and provided, further, that, except as provided in the next sentence, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto. If this Security is a Global Security, the interest payable on this Security will be paid to Cede & Co., the nominee of the Depositary, or its registered assigns as the registered owner of this Security, by wire transfer of immediately available funds on each of the applicable Interest Payment Dates.

Reference is hereby made to the further provisions of this Security which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Date: August 17, 2007

SAFEWAY INC.

BY	BY

Robert L. Edwards	Robert A. Gordon
Executive Vice President and Chief Financial Officer	Senior Vice President, Secretary and General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 6.35% Notes Due 2017 described in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.

BY

AUTHORIZED SIGNATORY

SAFEWAY INC.

6.35% Note Due 2017

1.	General.

This Security is one of a duly authorized series of securities of the Company issued and to be issued under an Indenture, dated as of September 10, 1997, as amended, modified or supplemented from time to time (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor in interest to The Bank of New York, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, originally issued in $500,000,000 aggregate principal amount, subject to increase in accordance with the Indenture (herein called the “Securities”). All terms used but not defined in this Security shall have the meanings assigned to them in the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

2.	Indenture.

The terms of the Securities include those stated in the Indenture and those made part of the Indenture by the Officers’ Certificate dated August 17, 2007 delivered pursuant thereto and the TIA. The Securities are subject to all such terms, and the Securityholders are referred to the Indenture and said Act for a statement of them.

3.	Sinking Fund.

The Securities are not subject to any sinking fund.

4.	Optional Redemption.

The Securities are redeemable in whole or in part at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points. In each case the Company will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means, with respect to any redemption date for the Securities, Banc of America Securities LLC, BNP Paribas Securities Corp. and Deutsche Bank Securities Inc. and their respective successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Notice of any optional redemption of any Securities will be mailed at least 15 but not more than 60 days before the redemption date to each holder of record of the Securities to be redeemed at its registered address. The notice of redemption for the Securities will state, among other things, the amount of Securities to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Securities that have been called for redemption at the redemption date.

5.	Offer to Purchase Upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Securities pursuant to the terms of the Indenture, each Holder of this Security will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities pursuant to a Change of Control Offer on the terms set forth in the Indenture.

6.	Denominations; Transfer; Exchange.

This Security is issuable only in registered form without coupons in minimum denominations of U.S. $2,000 and integral multiples of $1000 in excess thereof.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer, or the exchange for an equal principal amount, of this Security is registrable with the Registrar upon surrender of this Security for registration of transfer at the office or agency of the Registrar.

No service charge shall be made for any such registration of transfer or exchange, but the Company may, subject to certain exceptions, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

7.	Persons Deemed Owners.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder in whose name this Security is registered as the owner thereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

8.	Unclaimed Money.

The Trustee and any Paying Agent shall pay to the Company upon request any money held by them for the payment of principal and interest that remains unclaimed for two years. After that, Securityholders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

9.	Defeasance Prior to Maturity.

The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Securities or (ii) certain covenants and Events of Default with respect to the Securities, in each case upon compliance with certain conditions set forth therein.

10.	Amendment; Supplement; Waiver.

Subject to certain limitations described in the Indenture, the Indenture permits the Company and the Trustee to enter into a supplemental indenture with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for the Securities), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Securityholders. Subject to certain limitations described in the Indenture, the Holders of at least a majority in principal amount of the outstanding Securities by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Securities) may waive compliance by the Company with any provision of the Indenture or the Securities. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11.	Restrictive Covenants.

The Indenture imposes certain limitations on the Company’s and its Subsidiaries’ ability to create or incur certain Liens on any of their respective properties or assets and to enter into certain sale and lease-back transactions and on the Company’s ability to engage in mergers or consolidations or the conveyance, transfer or lease of all or substantially all of its properties and assets. These limitations are subject to a number of important qualifications and exceptions and reference is made to the Indenture for a description thereof.

12.	Defaults and Remedies.

If an Event of Default shall occur and be continuing, the principal of the Securities may be declared (or, in certain cases, shall ipso facto become) due and payable in the manner and with the effect provided in the Indenture.

13.	Proceedings.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities and unless also the Holders of at least a majority in principal amount of the Securities at the time outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceedings as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time outstanding a direction inconsistent with such request, and shall have failed to institute such proceeding, within 60 days. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of the principal hereof or any interest hereon on or after the respective due dates expressed herein.

14.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others.

A past, present or future director, officer, employee, shareholder or incorporator, as such, of the Company or any successor corporation shall not have any liability for any obligations of the Company under this Security or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration of issuance of the Securities.

16.	Governing Law.

The internal laws of the State of New York shall govern the Indenture and the Securities.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian
TEN ENT	-	as tenants by the entireties	(Cust)		(Minor)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address including postal zip code of assignee)

this Security and all rights thereunder hereby irrevocably constituting and appointing , Attorney, to transfer this Security on the books of the Trustee, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Security in every particular, without alteration or enlargement or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.9 of the Indenture, check the box below:

☐

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 4.9 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SIGNATURE GUARANTEE

Participant in a Recognized Signature
Guarantee Medallion Program